Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173170 on Form S-8 of our report dated June 17, 2013, relating to the financial statements and supplemental schedule of the Huntington Ingalls Industries Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
June 17, 2013